Exhibit 2
EXECUTION COPY
AMENDMENT TO RIGHTS AGREEMENT
          This AMENDMENT (this “Amendment”), dated as of March 7, 2010, by and between MetLife, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of April 4, 2000 (the “Rights Agreement”). Capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Rights Agreement.
R E C I T A L S
          A. The Company is entering into a Stock Purchase Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time, the “AIG Stock Purchase Agreement”) with ALICO Holdings LLC, a Delaware limited liability company (“Holdings”), and American International Group, Inc., a Delaware corporation (“AIG”), pursuant to which the Company will purchase all of the capital stock of American Life Insurance Company and Delaware American Life Insurance Company in consideration for, among other things, the issuance to Holdings of 78,239,712 shares of Common Stock of the Company, 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company and 40,000,000 Equity Units of the Company (the “Acquisition”).
          B. The Company and the Rights Agent have executed and entered into the Rights Agreement.
          C. Pursuant to Section 27 of the Rights Agreement, prior to the Stock Acquisition Time, the Company may by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock or of any holders of Rights Certificates, and otherwise in accordance with the provisions of Section 27 thereof.
          C. An officer of the Company has delivered to the Rights Agent the certificate required by Section 27 of the Rights Agreement.
          D. The Board of Directors of the Company has approved the execution and delivery of the AIG Stock Purchase Agreement and the consummation of all of the transactions contemplated thereby.
          E. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the AIG Stock Purchase Agreement and the transactions contemplated thereby, including the Acquisition, from the application of the Rights Agreement.

A G R E E M E N T
          NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
          1. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby modified and amended by (a) deleting the word “and” after Section 1(a)(ii) and (b) adding the following language after Section 1(a)(iii), before the period:
     “; and
     (iv) neither American International Group, Inc., a Delaware corporation (“AIG”), any direct or indirect wholly owned Subsidiary of AIG, nor ALICO Holdings LLC, a Delaware limited liability company all of the outstanding common equity interests of which are owned directly or indirectly by AIG (“Holdings” and, together with AIG and any other direct or indirect wholly owned Subsidiary of AIG, the “AIG Persons”), shall be deemed to be an “Acquiring Person” solely as a result of (A) the approval, execution, delivery or performance of the Stock Purchase Agreement, dated as of March 7, 2010, among Holdings, AIG and the Company (as it may be amended or supplemented from time to time, the “AIG Stock Purchase Agreement”), relating to the purchase by the Company of all of the capital stock of American Life Insurance Company and Delaware American Life Insurance Company in consideration for, among other things, the issuance to Holdings of 78,239,712 shares of Common Stock of the Company (“Acquisition Common Stock”), 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of the Company (“Convertible Preferred Stock”) and 40,000,000 Equity Units (as defined in the AIG Stock Purchase Agreement) of the Company (the “Acquisition”), or the consummation of any of the transactions contemplated by the AIG Stock Purchase Agreement (collectively, the “AIG Transactions”), including (1) the Acquisition, (2) the conversion of the Convertible Preferred Stock then held by any AIG Person into shares of Common Stock of the Company (such shares as so converted, the “Converted Common Stock”), and (3) the sale of shares of Common Stock of the Company to any AIG Person upon settlement of the Stock Purchase Contracts forming part of such Equity Units (such shares, the “Purchase Contract Common Stock”) or (B) the transfer of Beneficial Ownership of Acquisition Common Stock, Convertible Preferred Stock, Converted Common Stock, Equity Units and Purchase Contract Common Stock among AIG Persons (each, an “AIG Transfer”); provided, however, that (subject to the other provisions of this Section 1(a)) if any AIG Person shall become the Beneficial Owner of any additional shares of Common Stock of the Company (other than (i) pursuant to the AIG Transactions or an AIG Transfer, (ii) from the Company pursuant to a stock dividend or stock split, (iii) through the direct or indirect acquisition by any discretionary accounts held by any

AIG Person solely in connection with ordinary course business activities, or (iv) any other de minimis acquisition by any AIG Person in connection with ordinary course business activities, which in no event will result in AIG and its Affiliates and Associates collectively becoming the Beneficial Owner of more than 23.5% of the Common Stock of the Company), then such AIG Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company, such AIG Person is not then the Beneficial Owner of 10% or more of the shares of Common Stock of the Company then outstanding”
          2. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any of the AIG Transactions or any AIG Transfer.”
          3. The Rights Agreement is hereby further modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:
     “Section 35. AIG Stock Purchase Agreement. Notwithstanding any other provision of this Agreement, neither the approval, execution, delivery or performance of the AIG Stock Purchase Agreement, the consummation of the Acquisition or any of the other AIG Transactions, nor any AIG Transfer is or shall be deemed to be Section 11(a)(ii) Event or a Section 13 Event, nor will such approval, execution, delivery, performance, consummation or transfer result in the occurrence of a Stock Acquisition Time, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the AIG Stock Purchase Agreement or any AIG Person.”
          4. The Exhibits to the Rights Agreement shall be deemed restated, to the extent necessary, to reflect this Amendment, mutatis mutandis. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
          5. This Amendment shall be effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          6. By its execution and delivery hereof the Company hereby directs the Rights Agent to execute this Amendment.

          7. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
          8. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
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          IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

METLIFE, INC.
By:	/s/ Steven J. Goulart
	Name:	Steven J. Goulart
	Title:	Senior Vice President & Treasurer

MELLON INVESTOR SERVICES LLC
By:	/s/ Denise Melato
	Name:	Denise Melato
	Title:	Vice President